UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(Amendment No.   )

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SURGE COMPONENTS, INC.
(Name of Registrant as Specified In Its Charter)
Bradley P. Rexroad
Michael D. Tofias
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Concerned Stockholders Send Open Letter to Stockholders of Surge Components, Inc.

—Highlight Sustained Underperformance and Dilutive Equity Issuances—

—Desire to Communicate with Fellow Stockholders—

New York, NY—October 6, 2016—The Concerned Stockholders of Surge Components, Inc., long-term stockholders of Surge Components, Inc. (OTCPK: SPRS) (“Surge”) who beneficially own approximately 22% of Surge, today announced that they sent an open letter to their fellow stockholders. The letter expresses their concerns regarding Surge’s sustained underperformance and dilutive equity issuances. The Concerned Stockholders urge their fellow stockholders to contact them regarding improving Surge.

The full text of the letter follows:

Concerned Stockholders of Surge Components

concernedsurgestockholders@gmail.com

+1-507-86SURGE (507-867-8743)

October 6, 2016

Dear Fellow Stockholder:

We are Mike Tofias and Brad Rexroad, long-time individual stockholders of Surge Components, Inc. (the “Company”). We collectively own approximately 22.4% of the Company. We have been stockholders for more than twelve and a half years and three and a half years, respectively. Over the past several years, each of us has separately attempted to work constructively with management by providing suggestions, guidance, and best practices on how to improve the Company’s corporate governance and capital allocation.

Unfortunately those efforts fell on deaf ears. We believe that prompt action is needed to prevent further value destruction at the Company. Over the five years preceding August 26, 2016 (when we first went public with our concerns), the Company’s stock price declined by 17% while the S&P 500 and Russell 2000 indices have produced returns of 105% and 92%, respectively. Additionally, over the preceding 20 years the Company’s stock price dropped by 85% while the S&P 500 returned 375% and the Russell 2000 returned 387%. Current management has been in place during that entire 20-year span. That kind of performance cannot continue.

Furthermore, from October 10, 2014 to September 16, 2016 the number of shares outstanding increased by 11%. Approximately 75% of that increase went to management and the Board of Directors (the “Board”) in the form of stock grants and the exercise of options. This amounts to almost 8% of the Company. Since 2010 management and their friends on the Board have given themselves options and stock accounting for roughly 12% of your Company. The significant dilution of your shares and the transfer of ownership to management must end.

As a result of this and many other concerns, we felt that we had no options other than to seek election to the Board. We have also submitted stockholder proposals to (1) reincorporate in Delaware from Nevada and (2) remove the outdated and stockholder-unfriendly classified Board so that all directors stand for election each year.

We continue to believe that the Company should be sold to a strategic buyer or to management in a management buyout. Until that happens, we will diligently and thoughtfully press management for initiatives that add stockholder value and are in the best interests of stockholders.

We would love to speak with each of you personally to discuss our rationale for taking these actions. Unfortunately we don’t know many of your names or contact information. This is because the Company has refused to provide us with customary information regarding its stockholders that it is legally required to provide. The Company’s objective is clear: To make it as hard as possible for us to contact you to discuss the Company.

Please contact us regarding the Company. We can be reached by phone at +1-507-86SURGE (507-867-8743) or by email at concernedsurgestockholders@gmail.com. We have also established a website at www.concernedsurgestockholders.com.

We are personally spending thousands of dollars of our own money in an attempt to improve the Company for all stockholders. We believe that management is using stockholders’ money—your money—to continue to entrench themselves and further their personal interests. If elected to the Board, we will work for free. Currently, the four outside directors are each paid between $30,000 and $42,000 annually, in addition to receiving generous stock option grants.

In the coming weeks we will be mailing you our proxy materials which will include a WHITE proxy card. We would be honored to represent you on the board.

Very Truly Yours,

Concerned Stockholders of Surge Components

/s/ Mike Tofias	/s/ Brad Rexroad

Mike Tofias	Brad Rexroad

ADDITIONAL INFORMATION AND WHERE TO FIND IT

Bradley P. Rexroad and Michael D. Tofias (the “Concerned Stockholders”) are participants in the solicitation of proxies from stockholders of Surge Components, Inc. (“Company”) in connection with Company’s 2016 Annual Meeting of Stockholders (the “Annual Meeting”). On September 27, 2016, the Concerned Stockholders filed a preliminary proxy statement in connection with the Annual Meeting. Prior to the Annual Meeting, the concerned Stockholders intend to furnish a definitive proxy statement to the Company’s stockholders, together with a WHITE proxy card. STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Mr. Rexroad is the beneficial owner of approximately 6.8% of Company’s common stock. Mr. Tofias is the beneficial owner of approximately 15.6% of Company’s common stock. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, is included in the preliminary proxy statement.

Stockholders may obtain, free of charge, the preliminary proxy statement, any amendments or supplements thereto and any other relevant documents filed by the Concerned Stockholders with the Securities and Exchange Commission (the “SEC”) in connection with the Annual Meeting at the SEC’s website (http://www.sec.gov). Copies of the Concerned Stockholders’ definitive Proxy Statement, any amendments or supplements thereto and any other relevant documents filed by the Concerned Stockholders with the SEC in connection with the Annual Meeting will also be available, free of charge, by contacting the Concerned Stockholders at conceredsurgestockholders@gmail.com or by telephone at 1-507-86SURGE (507-867-8743).

Contact:

For Concerned Stockholders of Surge Components, Inc.

Bradley Rexroad, +1-507-86SURGE (507-867-8743)

concernedsurgestockholders@gmail.com

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